Exhibit p

                             FORM OF CODE OF ETHICS

                                AUGUST 31, 2000

        This Code of Ethics has been duly adopted by the Board of Trustees, including a majority of the Independent Trustees (as defined below in this Code of Ethics), of TT International U.S.A. Feeder Trust and of TT International U.S.A. Master Trust (each, including any series thereof, a "Fund" and collectively, the "Funds"), pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

I.      RULES APPLICABLE TO ACCESS PERSONS

        A.     Definitions

        1.     "Access Person" means

        (i) any trustee, officer, general partner or Advisory Person (as defined below) of any Fund or investment adviser thereof, or

        (ii) any director, officer or general partner of a principal underwriter of a Fund who, in the ordinary course of business, makes, participates in or obtains information regarding the Purchase or Sale of Securities (as defined below) for the Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to such Fund regarding the Purchase or Sale of Securities.

        2. "Adviser Code of Ethics" means any code of ethics or personal dealing rules adopted by any investment adviser to a Fund in accordance with Rule 17j-1 under the 1940 Act.

        3. An "Advisory Person" is any employee of a Fund or of the Fund's investment adviser (or of any company in a control relationship to the Fund or its investment adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the Purchase or Sale of Securities by a Fund or whose functions relate to any recommendations with respect to such Purchases or Sales, and any natural person in a control relationship with the Fund or adviser who obtains information concerning recommendations made to the Fund regarding the Purchase or Sale of Securities by the Fund.

        4. "Beneficial Ownership" is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or

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 herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

        5. "Code of Ethics" means this Code of Ethics, dated August 31, 2000, as it may be amended from time to time in accordance with Rule 17j-1.

        6. "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be countered by the facts and circumstances of a given situation.

        7. "Independent Trustee" of a Fund means a Trustee who is not an "interested person" of that Fund within the meaning of Section 2(a)(19) of the 1940 Act. An "interested person" of a Fund includes any person who is a trustee, director, partner, officer, employee or owner of 5% or more of the outstanding stock of the investment adviser or principal underwriter, if any, of such Fund. Affiliates of any brokers or dealers registered under the Securities Exchange Act of 1934, as amended, are also "interested persons" of any Fund, except as provided in Rule 2a19-1 under the 1940 Act.

        8. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

        9. "Investment Personnel" means (i) any employee of a Fund or of any adviser to the Fund (or any company in a control relationship to the Fund or such adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of Securities by the Fund, and (ii) any natural person who controls the Fund or any adviser to the Fund and who obtains information concerning recommendations made to the Fund regarding the Purchase or Sale of Securities by the Fund.

        10. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 under such Act.

        11. "Portfolio Manager" means the person or persons who have or share direct responsibility and authority to make investment decisions affecting a Fund.


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        12. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

        13. "Review Officer" means, with respect to a Fund, the Secretary of such Fund or such other person as may be designated by the Board of Trustees of such Fund, except that with respect to Access Persons who are employees of the investment adviser of a Fund, Review Officer shall mean that adviser's Head of Compliance or such other person or persons as such investment adviser shall designate as the review officer under its Adviser Code of Ethics from time to time.

        14. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include:

        (i)    direct obligations of the Government of the United States;

        (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (meaning instruments having a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

        (iii) shares of registered open-end investment companies; and

        (iv) for Access Persons who are residents of the United Kingdom, U.K. Regulated Collective Investment Schemes, such as Authorized Unit Trusts (except those advised or sub-advised by a Fund's adviser).

        15. A Security is "being considered for purchase or sale" when, among other circumstances, a purchase or sale program has been communicated to the person(s) who place(s) the buy and sell orders for a Fund until the time when such program has been fully completed or terminated, and when the assigned analyst or Portfolio Manager is seriously considering a change in the rating of the Security.

        B.     Statement of General Principles on Personal Investment Activities

        Personal investment activities engaged in by an Access Person shall be subject to the following general principles:

        1. No personal investment activities shall conflict with the duty to place the interests of the Fund before any personal interests; and


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        2. All personal investment activities shall be conducted consistent with the requirements and standards set forth in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

        C.     Avoiding Conflicts of Interest

        Without limiting the foregoing Section I-B, no Access Person shall enter into or engage in a security transaction or business activity or relationship which may result in any financial or other conflict of interest between such person and a Fund and each such person shall at all times endeavor to place the investment interests of the Fund before his or her personal investment interests.

        D.     Prohibited Activities

        1. Blackout Periods: No Access Person shall Purchase or Sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

        a. and which to his or her knowledge at the time of such Purchase or Sale is being considered for Purchase or Sale, or is to be Purchased or Sold, by the Fund; or

        b. on a day during which, to his or her knowledge, the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

        No Portfolio Manager of a Fund shall Purchase or Sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven
(7) calendar days before or after that Fund trades in that security.

        Notwithstanding the foregoing, the prohibitions of this Section I-D(1) shall not apply to:

        a. Purchases or Sales effected in any account over which such person has no direct or indirect influence or control;

        b. Purchases or Sales which are nonvolitional on the part of the person or a Fund;

        c. Purchases which are part of an automatic dividend reinvestment plan;

        d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;


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        e. Purchases and Sales previously approved in writing by the Review
Officer (a) as only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by a Fund or client or (b) as not representing any danger of the abuses proscribed by Rule 17j-1 under the 1940 Act; and

        f. Purchases or Sales of securities which are not eligible for purchase or sale by a Fund.

        2. Pre-Approval: Investment Personnel shall obtain the prior written approval of the Review Officer (or, if the Investment Personnel is the Review Officer, an alternate Review Officer) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In determining whether to approve the acquisition of any securities in an Initial Public Offering or a Limited Offering, the Review Officer (or the alternate Review Officer, as applicable) shall consider whether the proposed acquisition presents any reasonable likelihood of harm to the Fund and is otherwise in accordance with the terms of this Code of Ethics and Rule 17j-1 of the 1940 Act. Approvals shall be effective for 24 hours after the date on which they are given or such shorter or longer period as the approval shall specify.

        3. Gifts: This Section I-D(3) covers gifts and benefits in kind offered to and received from any investment business or other agent with or through which an Advisory Person does business in relation to a Fund. These include, but are not limited to:

        a.     substantial hospitality,

        b.     invitations to sporting/social events,

        c.     holidays,

        d.     personal gifts such as cigars/alcohol and cars, and

        e. benefits in kind such as favorable dealing commissions for personal dealings.

        The acceptance, or conferring, of gifts and benefits in kind by Advisory Persons is prohibited where they are of a value or frequency which could influence the recipient to go against the best interest of a Fund.

        Where the receipt of a gift is in line with normal practice, and is reasonably believed to be under U.K.(pound)10 in value, the Advisory Person may retain it. Prior authorization from the Review Officer is necessary for the acceptance of a benefit, such as hospitality to a sporting event, believed to be worth over U.K.(pound)100. All gifts over U.K.(pound)10 in value must be handed to the Review Officer. The party that provided the gift should be informed that this has happened.


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        A record of all benefits in kind accepted of a value over
U.K.(pound)100 shall be maintained by the Review Officer.

        If a broker invites an Advisory Person to a business presentation (of whatever nature) the relevant adviser and not the broker must pay all expenses except those which would normally be accepted in the course of business such as drinks, lunch or dinner. The offeror must not pay for flights and accommodation. If the offer of hospitality is a "package" including flights and/or accommodation, the Review Officer must be consulted.

        The above does not affect the acceptance of "normal" hospitality in the course of business.

        4. Service as a Director: No Advisory Person shall serve on the board of directors of any publicly traded company without prior authorization from the Review Officer based upon a determination that such board service would be consistent with the interests of the Fund and its shareholders.

II.     COMPLIANCE PROCEDURES

        A.     Preclearance

        An Advisory Person may directly or indirectly, acquire or dispose of Beneficial Ownership of a security only if (1) such purchase or sale has been approved by the Review Officer, (2) the approved transaction is completed within twenty four (24) hours of the day approval is received and (3) the Review Officer has not rescinded such approval prior to execution of the transaction. The requirements of this Section II-A shall not apply to: (i) purchases or sales effected in any account over which such person has no direct or indirect influence or control; (ii) purchases or sales which are nonvolitional on the part of the person or a Fund; or (iii) purchases which are part of an automatic dividend reinvestment plan. THE FACT THAT PRECLEARANCE OF A TRANSACTION IS OBTAINED PURSUANT TO THIS SECtION II-A DOES NOT RENDER THE OTHER PROHIBITIONS, RESTRICTIONS AND PROVISIONS OF THIS CODE INaPPLICABLE TO THE TRANSACTION.

        B.     Reporting

        1. Except as otherwise provided in paragraph 2 of this Section II-B, each Access Person of a Fund must report to the Review Officer as set forth below. The Review Officer may prescribe forms for this reporting and may accept copies of reports filed under other codes of ethics or personal dealing rules, provided such reports contain the information required below.

        a. Initial Holdings Reports. Not later than 10 days after the person becomes an Access Person, the following information:


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               o      the title, number of shares and principal amount of each
                      Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

               o the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               o      the date that the report is submitted by the Access
                      Person.

        b. Quarterly Transaction Reports. Not later than 10 days after the end of each calendar quarter, the following information:

               (i) With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

               o the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

               o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               o the price of the Security at which the transaction was effected;

               o the name of the broker, dealer or bank with or through which the transaction was effected; and

               o      the date that the report is submitted by the Access
                      Person.

               (ii) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access
                      Person:

               o the name of the broker, dealer or bank with whom the Access Person established the account;

               o      the date that the account was established; and

               o      the date that the report is submitted by the Access
                      Person.


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        In the event that no reportable transactions occurred during the quarter, the report should so state, and should be returned signed and dated.

        c. Annual Holdings Reports. Not later than January 31 of each year, the following information (which information must be current as of the immediately preceding December 31):

               o the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

               o the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               o      the date on which the report is submitted by the Access
                      Person.

        d. Brokerage Statements. Copies of all of such person's brokerage statements shall be furnished to the Review Officer on a quarterly basis.

        2. The following are exceptions to the reporting requirements outlined in Section II-B(1):

        a. An Access Person need not make any report required under Section II-B (1)(a)-(c) with respect to transactions effected for, and Securities held in, any account over which the person has no direct influence or control.

        b. An Independent Trustee who would be required to make the reports required under Section II-B(1) solely by reason of being a trustee of a Fund need not file with or deliver to the Review
               Officer:

                      (i) an initial holdings report or an annual holdings report; or

                      (ii) a quarterly transaction report unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known, that during the 15-day period immediately before or after the Trustee's transaction in a Security, the Fund purchased or sold the Security or the Security was being considered for purchase or sale by the Fund or a series thereof; or

                      (iii) copies of his or her brokerage statements.


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        c.     An Access Person need not make a quarterly transaction report under Section II-B(1) if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer with respect to the person in the time period required under Section II-B(1), if all of the information required under Section II-B(1) is contained in the broker trade confirmations or account statements or in the records of the Fund.

        d. An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under this Section II-B if:

               (i) The principal underwriter is not an affiliated person of a Fund (as defined under the 1940 Act) or any investment adviser of a Fund, and

               (ii) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of a Fund or of any investment adviser of a Fund.

        3. Any report delivered pursuant to Section II-B may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Securities to which the report relates.

        4. Each Access Person must certify annually (no later than January 31 of each year) that he or she has read and understands this Code of Ethics and has complied with its provisions. Such certificates and reports are to be given to the Review Officer.

        C.     Review

        The Review Officer shall review all of the reports delivered under
 Section II-B to determine whether a violation of this Code of Ethics may have occurred. In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section I-D(1) above. Before making a determination that a violation has been committed by a Trustee, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

III.    REVIEW BY THE BOARD OF TRUSTEES

        The Review Officer of each Fund and each Fund's investment adviser or advisers shall furnish a written report to the Board of Trustees of each Fund, at least annually, that:


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        A.     describes any issues arising under this Code of Ethics, any
               Adviser Code of Ethics or any procedures relating to the same of such entity since the last report to the Board of Trustees, including, but not limited to, information about material violations of this Code of Ethics, any Adviser Code of Ethics or such procedures and sanctions imposed in response to the material violations;

        B. describes any recommended changes to this Code of Ethics, any Adviser Code of Ethics or any procedures relating to the same; and

        C. certifies that the Fund or investment adviser, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating, in the case of the Fund, this Code of Ethics or, in the case of an adviser, its Adviser Code of Ethics.

        The first such report pursuant to this Code shall be delivered to the Board of Trustees not later than August 31, 2001.

        Any principal underwriter for a Fund also shall be subject to the requirements of this Section III, unless

               (i) The principal underwriter is not an affiliated person of a Fund (as defined under the 1940 Act) or any investment adviser of a Fund, and

               (ii) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of a Fund or of any investment adviser of a Fund.

IV.     SANCTIONS

        A.     Sanctions for Violations by Access Persons

        If the Review Officer determines that an Access Person (other than an Independent Trustee) has violated this Code, he or she shall so advise the President of the applicable Fund and the respective Board of Trustees. Such Access Person may be subject to sanctions, imposed by the President of the applicable Fund, as such President deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. Any financial profits, net of any income or other taxes paid or payable thereon, realized by an Advisory Person through the prohibited personal trading activities described in such Section may be required to be disgorged. All violations of this Code or any Adviser Code of Ethics and any sanctions imposed as a result thereof shall be reported to the respective Board of Trustees at least quarterly.


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        No person shall participate in a determination of the imposition of any sanction against himself or herself. If a securities transaction of the President of a Fund is under consideration, an Independent Trustee, designated for the purpose by the Trustees of the relevant Fund shall act in all respects in the manner prescribed herein for the President.

        B.     Sanctions for Violations by Independent Trustees

        If the Review Officer determines that any Independent Trustee has violated this Code, he or she shall so advise the President of the Fund and also the Independent Trustees (other than the person whose transaction is at issue) and shall provide such persons with the report, the record of pertinent actual or contemplated portfolio transactions of a Fund and any additional information supplied by such person. The Independent Trustees, at their option, shall either impose such sanctions as they deem appropriate or refer the matter to the full Board of Trustees of a Fund, which shall impose such sanctions as it deems appropriate.

V.      Other Codes of Ethics

               Notwithstanding any other provision hereof, any Access Person, Advisory Person or Portfolio Manager who is subject to an Adviser Code of Ethics approved by the Board of Trustees of each Fund, and who is not otherwise an Access Person as defined herein, shall not be subject to the terms of this Code, so long as the investment adviser or principal underwriter complies with the following provisions of this Section V.

        Each investment adviser of a Fund shall:

               1. submit to the Board of Trustees of each Fund a copy of the Adviser Code of Ethics adopted by such adviser pursuant to Rule 17j-1;

               2. promptly report to the Board of Trustees of each Fund in writing any material amendments to its Adviser Code of Ethics;

               3. promptly furnish to the Board of Trustees of each Fund, upon request, copies of any reports made pursuant to its Adviser Code of Ethics by any person who would be an Access Person or Portfolio Manager hereunder if such person were not subject to such Adviser Code of Ethics; and

               4. immediately furnish to the Board of Trustees of each Fund all material information regarding any violation of its Adviser Code of Ethics by any person who would be an Access Person or Portfolio Manager hereunder if such person were not subject to such Adviser Code of Ethics.

        Any principal underwriter for a Fund also shall be subject to the requirements of paragraphs 1 through 4 above, unless


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               (i)    The principal underwriter is not an affiliated person of
                      a Fund (as defined under the 1940 Act) or any investment adviser of a Fund, and

               (ii) The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of a Fund or of any investment adviser of a Fund.

VI.     MISCELLANEOUS

        A.     Access Persons

        The Review Officer of each Fund will identify all Access Persons who are under a duty to make reports to the Fund and will inform such persons of such duty. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

        B.     Records

        Each Fund shall maintain records at its principal place of business in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

        1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

        2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

        3. a copy of each report made pursuant to this Code, including any information provided in lieu of the reports under Section II-B(2)c, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

        4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code or who are or were responsible for reviewing these reports shall be maintained in an easily accessible place;

        5. copy of each report required under Section III shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an early accessible place; and


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        6. record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities under Section I-D(2) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted.

        C.     Confidentiality

        All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Board of Trustees or the Independent Trustees of any Fund, to any regulatory or self-regulatory authority or agency having appropriate jurisdiction upon its request, or as required by law or court or administrative order.

        D.     Interpretation of Provisions

        The Board of Trustees of the Fund may from time to time adopt such interpretations of this Code as it deems appropriate.



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                     TT INTERNATIONAL INVESTMENT MANAGEMENT


              STAFF UNDERTAKING & PERSONAL ACCOUNT DEALING NOTICE



                               JULY 2000 EDITION


This Staff Undertaking ("THE UNDERTAKING") applies to all Partners and Employees of TT International Investment Management ("TTI"). TTI must at all times act in accordance with the letter and the spirit of the applicable rules and laws that govern us and the business undertaken by us. As a partner or employee of TTI it is important that you act at all times within the applicable rules and laws which govern you individually. THIS UNDERTAKING reflects those rules and laws and is part of your contract of employment with TTI.


A]    PERSONAL ACCOUNT DEALING NOTICE [SEE ALSO SECTION 11 OF COMPLIANCE
      MANUAL]

      PERSONAL ACCOUNT TRADING

      Statement of General Principles: Personal dealing must not put at risk TTI's reputation. Nor must it interfere with the performance of a partner's or employee's duties. Compliance with these rules forms part of an employee's contract of employment; a breach or attempted breach will be a ground for disciplinary action, which may include summary dismissal. The golden rule is never to take a chance with the law or TTI's reputation. Anyone who is unsure about any aspect of these rules or about any proposed transaction should ask the Compliance Department; they will be happy to advise.



        PRE-APPROVAL OF PERSONAL TRADING

        Every partner and employee shall obtain the prior written approval of the Compliance Department before directly or indirectly acquiring or selling beneficial ownership in any securities covered by these rules, according to the following procedures:

        (a) Authorization to Deal Form. To obtain approval, a partner or employee must submit a completed Authorization to Deal Form (Appendix 2 of Compliance Manual Section 11) to the Compliance Department.


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        (b) Approval. The Compliance Department will give approval by signing and dating the form. The authorization to deal is valid for 24 hours unless extended by the Compliance Department.

        (c) Evidence of Transaction. Each partner and employee that directly or indirectly acquires or sells beneficial ownership in any securities must ensure that the Compliance Department receives a contract note (or similar evidence of a transaction) as soon as reasonably practicable after the transaction.

        (d) Special Procedure for Head of Compliance. The Head of Compliance must submit a completed Authorization to Deal Form to a partner for approval before directly or indirectly acquiring or selling beneficial ownership in any securities.

        (e) Alternates for the Compliance Department. In cases where no member of the Compliance Department is available, authority to deal can be given by any partner. The Authorization to Deal Form will be reviewed by the Compliance subsequently.

        (f) Watch Period. If TTI makes a decision to deal for a Customer in a security dealt in by a partner or employee in the thirty days prior to the Customer decision, the Compliance Department is likely to request the partner or employee to provide additional information about the personal account transaction.


        STANDARDS FOR APPROVAL.

        The Compliance Department has full discretion to give or withhold approval. In the interests of security and confidentiality they will normally not give reasons for a refusal. The following sub-paragraphs provide no more than an illustrative list of circumstances in which approval will be refused.


        (a) Insider Trading. Dealing when in possession of non-public price sensitive information is strictly forbidden.

        (b) No Customer Dealing. PARTNERS AND EMPLOYEES ARE PROHIBITED FROM DEALING FOR THEIR OWN ACCOUNT IN SECURITIES OF AN ISSUER WHEN TTI IS INTENDING TO DEAL OR IS ENGAGED IN DEALING IN THE SECURITIES OF THAT ISSUER FOR ITS CUSTOMERS. In particular, if a partner or employee knows that TTI has accepted a Customer's order or has made a decision to deal for a Customer, such person must not deal in a security of that issuer until 24 hours after completion of the Customer's transaction. It is the responsibility of the person proposing to deal for their own account to verify that the proposed transaction does not conflict with transactions for TTI Customers.

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            MOREOVER, PARTNERS AND EMPLOYEES MAY NOT SELL TO OR BUY FROM ANY
            CUSTOMER OF THE FIRM FOR THEIR OWN ACCOUNT.

        (c) No Dealing Contrary to a Customer's Interest. Partners and employees must not deal in an investment at a time or in a manner likely to have a direct adverse effect on the particular interests of one of TTI's Customers.

        (d) Stop List. Partners and employees cannot deal in the securities in a "Stop List." The Compliance Department will inform partners and employees at the time they seek authorization whether a security is on the list. ALL PARTNERS AND EMPLOYEES MUST INFORM THE COMPLIANCE DEPARTMENT IMMEDIATELY IF THEY RECEIVE MATERIAL NON-PUBLIC INFORMATION (IE INSIDE INFORMATION) WITH RESPECT TO ANY SECURITIES. The Compliance Department shall consider whether any such issuer is placed upon the Stop List.

        (e) Minimum Holding Period. Partners and employees cannot sell a security unless it has been held for A MINIMUM OF THIRTY DAYS. This requirement is to discourage short term trading. The Compliance Department may waive this requirement in exceptional circumstances, for example in the case of the sale of securities acquired from the demutualisation of a Building Society or Life Office.

(g) Investments in Initial Public Offerings and Private Placements. In determining whether to approve the acquisition by partners or employees of any securities in an initial public offering, private offering or other `high demand' issue, the Compliance Department shall consider whether the proposed acquisition raises specific issues under US securities laws in relation to any investment fund managed by TTI that is registered with the US Securities and Exchange Commission.

Anyone whose application for approval is rejected must keep the fact of the rejection strictly confidential between him or herself and the Compliance Department. Neither TTI nor any member of the Compliance Department shall have any liability, howsoever arising, for any loss sustained by any partner or employee by reason of a refusal or delay in giving of approval.

REPORTING REQUIREMENTS:

        (a) Initial Holdings Reports. Every partner and employee must file an initial holdings report with the Compliance Department, no later than 10 days after the person becomes a partner or employee, as applicable, containing the following information:

             (i) The title, number of shares and principal amount of each security in which the person had any direct or indirect beneficial ownership when the person became a partner or employee;

             (ii) The name of the account holder that had the direct beneficial ownership of each security in (i), or such other information to identify the nature of the account that held the security and the relationship between the owner of the security and the person submitting the report;

             (iii) The name of any broker, dealer or bank where an account holder in (ii) maintained an account in which any securities were held for the direct or indirect benefit of the person as of the date the person became a partner or employee; and

             (iv) The date that the report is submitted by the person.

             In addition, as part of TTI's standard Employment Contract all employees are required to sign an undertaking to comply with these rules which must be submitted along with the initial holdings report.

        (b) Account Opening Statements. A partner or employee must file with the Compliance Department an account opening statement, no later than 10 days after an account is opened with a broker, dealer or bank in which securities are held for the direct or indirect benefit of such person. The account opening statement must contain the following information:

             (i) The name of the broker, dealer or bank where the account was established;

             (ii) The name of the account holder that has the direct beneficial ownership of each security in (i); or such other information to identify the nature of the account that held the security and the relationship between the owner of the security and the person submitting the report;

             (iii)  The date the account was established; and

             (iv)   The date the report is submitted by the person.

        (c) Annual Holdings Reports. Every partner and employee must file with the Compliance Department an annual holdings report not later than 15th January of each calendar year containing the following information (which information must be current as of 31st December of the preceding year):

             (i) The title, number of shares and principal amount of each security in which the person had any direct or indirect beneficial ownership;

             (ii) The name of the account holder having the direct beneficial ownership of each security in (i);

             (iii) The name of any broker, dealer or bank where an account holder in (ii) maintained an account in which any securities were held for the direct or indirect benefit of the person; and

             (iv)   The date that the report is submitted by the person.


        SECURITIES AND ACCOUNTS COVERED BY THE RULES (SECTIONS 11.2 TO 11.4 OF THE COMPLIANCE MANUAL)

        (a) General Policy. These rules and procedures (see also Sections 11.2 to 11.4 of the Compliance Manual) apply to the purchase or sale of all securities, derivatives, and units or shares in collective investment schemes, except as specifically excluded in (c) below. This includes spread betting on financial instruments or indices.

                The procedures apply to transactions conducted by:

           o  partners and employees;

           o other persons who are informed by the Human Resources or Compliance Department that they are covered by the procedures;

           o  persons connected to the above; and

           o entities connected to the above by way of influence or benefit derived, including but not limited to pension funds, trusts, companies, incorporated or unincorporated investment vehicles.

        b Investment Trust Savings Schemes. In the case of Investment Trust Saving Schemes, the partner or employee need receive only initial pre-approval when the scheme is set up. No pre-approval is necessary on an ongoing basis provided the partner or employee does not determine the time of execution. Any amendment to the terms of the saving scheme, ie amount of periodic investment or the identity of the Investment Trust involved, requires pre-approval as does any irregular transaction.

        c Exceptions for Certain Investments. These rules do not apply to transactions in, or holdings of:

           o  bankers' acceptances and bank certificates of deposit;

           o high quality (rated at least AA minus by S&P, or equivalent rating) short-term fixed rate corporate debt instruments including commercial paper;

           o  direct obligations of the US or UK government;

           o US registered open-end investment funds (except those advised or sub-advised by TTI);

           o  spot and forward foreign exchange contracts; and

           o life assurance policies (other than a life assurance policy or pension plan that is linked to the performance of investments selected by the partner or employee).

           Where a partner or employee is a UK resident, these rules do not apply to transactions in, or holdings of:

           o UK Regulated Collective Investment Schemes such as Authorized Unit Trusts (except those advised or sub-advised by TTI);

        (d) Exceptions for Certain Accounts. A partner or an employee need not follow these rules with respect to transactions effected for, and securities held in, any account over which the person cannot have direct or indirect influence or control. If a partner or employee has such an account, THE PERSON IS REQUIRED TO PROVIDE THE COMPLIANCE DEPARTMENT WITH COPIES OF ALL THE ACCOUNT DOCUMENTATION ALONG WITH THE UNDERTAKING ATTACHED HERETO AND MUST INFORM THE COMPLIANCE DEPARTMENT OF ANY SUBSEQUENT CHANGES TO SUCH DOCUMENTATION.

        DEFINITION OF BENEFICIAL OWNERSHIP.

        For purposes of these rules "beneficial ownership" of a security is determined by reference to, among other things, the provisions of
        Section 16 of the US Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she, or any person connected to him or her, has a direct or indirect pecuniary interest. For illustrative purposes, the following is a list of situations (not necessarily exhaustive) in which a partner or employee should consider himself or herself the beneficial owner of securities held:

        (a)  by his or her spouse,

        (b)  by his or her minor children,

        (c)  by a relative who shares his or her home,

        (d) by other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power,

        (e) in his or her capacity as a trustee or settlor of a trust, or as a personal representative of an estate in which he or she or an associate (any person, including members of his or her family, companies or partnerships, whose business or domestic relationship would give rise to a community of interest) has a significant beneficial interest,

        (d) in his or her capacity as a trustee or settlor of any other trust, or a personal representative of any other estate unless he or she is relying entirely on the advice of another person (such as another broker or a solicitor), or

        (e) for the account of another person as recommended by the TTI partner or employee other than in his or her capacity as a TTI partner or employee.

        Review and Enforcement:

        (a) The Compliance Department shall review all of the reports and any other information to determine whether a violation of these rules may have occurred. Before making any determination that any person has committed a violation, the Compliance Department shall give such person an opportunity to supply additional explanatory material.

        (b) If the Head of Compliance determines that a violation has occurred, he or she shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to TTI partners and to the board of directors of any investment fund managed by TTI that is registered with the US Securities and Exchange Commission. Sanctions may include, but not be limited to, a ban on personal account trading and surrender of any profits.

        (b) No person shall participate in a determination of whether he or she has committed a violation of these rules or of any sanction against himself or herself.


        B]     PROVISIONS OF US SECURITIES LAWS

        In addition, you are subject to certain restrictions under U.S. securities laws by virtue of the fact that TTI is registered as an investment adviser with the U.S. Securities and Exchange Commission. Among other things, in connection with the purchase or sale, directly or indirectly by you of a security held or to be acquired by a U.S. registered investment fund, you are prohibited from:

        (a) employing any device, scheme or artifice to defraud the fund;

        (b) making to the fund any untrue statement of a material fact or omitting to state to the fund a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading;


        (c) engaging in any act, practice of course of business which would operate as a fraud or deceit upon the fund; or

        (d) engaging in any manipulative practice with respect to the fund.


        C]    PERSONAL BENEFITS

        You must not accept from any person any benefit or inducement, which is likely to conflict with your duties to TTI or any of TTI'S customers. A full statement of TTI's policy on personal benefits appears in the Staff Handbook.

        If you are in any doubt you should consult THE COMPLIANCE DEPARTMENT, who will be happy to advise you.



        D]    COUNSELLING AND PROCURING

        If the above provisions preclude you from entering into any transaction yourself, you cannot: -

        (a)  advise or cause any other person to enter into such a transaction;
             OR

        (b)  communicate any information or opinion to any other person,

        if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

        This does not apply to actions that you take in the course of your employment with TTI. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not mean that you are precluded from dealing for a customer.

        E]    SUMMARY OF INSIDER DEALING LEGISLATION

        The Rules of IMRO require us to provide you with a brief summary of the insider dealing legislation.

        The insider dealing provisions contained in PART V OF THE CRIMINAL JUSTICE ACT 1993 ("THE ACT") are complex, and if you would like more details or are in any doubt whether a particular transaction would be prohibited, you should consult THE COMPLIANCE OFFICER.

        THE ACT applies to all securities traded on a regulated market (which currently includes all EU stock exchanges, LIFFE, OMLX and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only "over the counter" or otherwise not publicly traded.

        In broad terms, and subject to the exemptions provided by THE ACT, THE ACT makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or to deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are "price-affected" if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies' securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

        THE ACT applies whether you deal as part of your employment or on your own account. It also covers any information that you obtain directly or indirectly from an insider whether or not in the course of your employment, (for example by social contacts).

        If you are precluded from dealing, normally you are also prohibited from: -

        (a) dealing on behalf of TTI or a customer (except perhaps on an unsolicited basis);

        (b) procuring or encouraging another person to deal in price affected securities (whether or not the other person knows they are price affected); and

        (c) passing the inside information to another person other than in the proper performance of your employment.

        It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the CRIMINAL JUSTICE ACT. In particular, under section 47
        (1) of the FINANCIAL SERVICES ACT 1986 a person who "dishonestly conceals any material facts" is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.

                                  UNDERTAKING







I .......................................(full name) confirm that I have read and understood this Staff Undertaking (dated July 2000) and accept its contents.

I agree to undertake to observe PART V OF THE CRIMINAL JUSTICE ACT 1993, in its present form and as it may be amended or replaced in future, and the requirements regarding personal account transactions that are set out in the foregoing notice.

I agree to comply with Section 11 of TTI's Compliance Manual and the provisions of U.S. securities laws referred to in this Staff Undertaking.

I agree to undertake to act at all time in conformity with the rules of IMRO and the procedures of TTI, as they will be notified to me from time to time.

I agree that THIS UNDERTAKING extends to any amended or replacement requirements that TTI set out in any written notice that TTI subsequently gives to me.

I further agree that THIS UNDERTAKING shall form part of my contract of employment (or contract for services) with TTI and that any breach of THIS UNDERTAKING will entitle TTI, inter alia, to terminate that contract without notice.




Signed:............................................


Name:..............................................


     Date:................................................

                                  UNDERTAKING







I ......................................................(full name) confirm that I have read and understood this Staff Undertaking (dated July 2000) and accept its contents.

I agree to undertake to observe PART V OF THE CRIMINAL JUSTICE ACT 1993, in its present form and as it may be amended or replaced in future, and the requirements regarding personal account transactions that are set out in the foregoing notice.

I agree to comply with Section 11 of TTI's Compliance Manual and the provisions of U.S. securities laws referred to in this Staff Undertaking.

I agree to undertake to act at all time in conformity with the rules of IMRO and the procedures of TTI, as they will be notified to me from time to time.

I agree that THIS UNDERTAKING extends to any amended or replacement requirements that TTI set out in any written notice that TTI subsequently gives to me.





Signed:............................................


Name:..............................................


Date:..............................................